Exhibit 3.3

FIRST AMENDMENT TO

SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This FIRST AMENDMENT TO SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the “First Amendment”) is entered into as of the 28th day of October, 2021, by and among Emerging Fuels Technology, Inc., a corporation formed under the laws of Oklahoma (the “Corporation”), and the shareholders of the Corporation’s Common Stock and Preferred Stock (individually a “Shareholder” or collectively the “Shareholders”).

RECITALS:

WHEREAS, on July 21, 2021, the Corporation and the Shareholders entered into that certain Sixth Amended and Restated Shareholders Agreement (the “Shareholders Agreement”),

WHEREAS, as permitted by Section 10.10 of the Shareholders Agreement, seventy percent (70%) of the Shareholders wish to amend the terms of the Shareholders Agreement, and

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.       Amendment - Exhibit A. Exhibit A to the Shareholders Agreement is hereby amended and replaced with Exhibit A to this First Amendment (attached and incorporated hereto).

2.       Amendment – Section 4.1(i). The phrase “eighty percent (80%)” in Section 4.1(i) of the Shareholders Agreement is hereby amended to “seventy percent (70%)”.

3.       Amendment – Section 9.1(a)(i). The phrase “eighty percent (80%)” in Section 9.1(a)(i) of the Shareholders Agreement is hereby amended to “seventy percent (70%)”.

4.       Binding Effect. The provisions of this First Amendment shall be binding upon, and inure to the benefit of, all Shareholders and their heirs, personal representatives, successors and assigns. The provisions of this First Amendment shall apply to all shares of the Corporation now held by the Shareholders or hereafter acquired by them or any of them. All of the provisions of this First Amendment shall be binding upon, and inure to the benefit of, any party who acquires shares in the Corporation from either the Corporation or a Shareholder, and the terms “Shareholder,” “Shareholders,” “party,” or “parties” as used in this First Amendment shall be deemed to include any such party. Once a Shareholder ceases to own stock in the Corporation in compliance with the terms and conditions of the Shareholders Agreement, such Shareholder shall no longer be a party to this First Amendment. This paragraph shall not be construed as a modification of any preemptive rights under Section 1 of the Shareholders Agreement or any restriction on transfer under Sections 3, 4, 5, 6 or 7 of the Shareholders Agreement.

5.       Litigation Expense. In the event a suit or action is filed to enforce this First Amendment or with respect to this First Amendment, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney’s fees at the trial level and on appeal.

6.       Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

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7.       Jurisdiction; Venue. With respect to any disputes arising out of or related to this First Amendment, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Tulsa County in the State of Oklahoma (or in the event of exclusive federal jurisdiction, the court of the Northern District of Oklahoma).

8.       Effect of Amendment. This First Amendment shall be construed in connection with and as part of the Shareholders Agreement and, except as amended hereby, all of the terms and conditions of the Shareholders Agreement shall continue in full force and effect and are hereby ratified and confirmed in all respects.

9.       Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this First Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this First Amendment.

10.       Exclusion of Non-Voting Common Stock. Notwithstanding anything to the contrary contained in this First Amendment, this First Amendment does not apply to the Corporation’s Non-Voting Common Stock or the holders thereof. As such, the holders of the Corporation’s Non-Voting Common Stock shall have no rights, duties or obligations whatsoever under this First Amendment. As used in this First Amendment, any reference to “capital stock,” “treasury shares,” “shares” or “stock” (i) only refers to and includes the Corporation’s Common Stock and Preferred Stock and (ii) does not refer to or include the Corporation’s Non-Voting Common Stock. Any calculation of ownership or voting percentages herein shall exclude the Corporation’s Non-Voting Common Stock and the holders thereof from such calculation—both as to the numerator and denominator of any such percentage calculation. Further, upon a Shareholder’s exchange or conversion of Common Stock for or to Non-Voting Common Stock in accordance with Sections 3.4 and 3.5 of the Shareholders Agreement, as applicable, such exchanged or converted Non-Voting Common Stock will not be subject to this First Amendment.

[Signature page follows]

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IN WITNESS WHEREOF, this First Amendment is effective as of the date first written above.

Kenneth L. Agee and Cindy Agee, Trustees of The Kenneth L. Agee Trust, dated May 18, 2007, and any amendments thereto

By:	/s/ Kenneth L. Agee	By:	/s/ Mark A. Agee
Name:	Kenneth L. Agee	Name:	Mark A. Agee
Title:	Trustee

Mark A. Agee Separate Property Trust		Black & Veatch Corporation

By:	/s/ Mark A. Agee	By:	/s/ Katie M. Werner
Name:	Mark A. Agee	Name:	Katie M. Werner
Title:	Trustee	Title:	Associate Vice President

Stephen A. Campbell and Sandra K. Campbell, Trustees of the Stephen A. Campbell and Sandra K. Campbell Living Trust dated July 23, 2019, and any amendments thereto

By:	/s/ Stephen A. Campbell	By:
Name:	Stephen A. Campbell	Name:	Rafael L. Espinoza
Title:	Trustee

By:	/s/ Edwin L. Holcomb Jr.	By:	/s/ Terry L. Ingle
Name:	Edwin L. Holcomb Jr.	Name:	Terry L. Ingle

Emerging Fuels Technology, Inc.

By:	/s/ Raymond L. Witten	By:	/s/ Kenneth L. Agee
Name:	Raymond L. Witten	Name:	Kenneth L. Agee
		Title:	President

[Signature Page for First Amendment to Sixth Amended and Restated Shareholders Agreement]

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EXHIBIT A

to

First Amendment to

Sixth Amended and Restated

Shareholders Agreement

Shareholder	Type of Stock	Number of Shares	Percentage of Shares
Kenneth L. Agee and Cindy Agee, Trustees of The Kenneth L. Agee Trust, dated May 18, 2007, and any amendments thereto	Common Stock	13,200,000.00	42.42%
Rafael Espinoza	Common Stock	5,930,000.00	19.06%
Black & Veatch Corporation	Series A Convertible Participating Preferred Stock	3,766,588.20	12.10%
Terry Ingle	Common Stock	2,926,470.70	9.40%
Ray Witten	Common Stock	2,776,470.70	8.92%
Mark A. Agee Separate Property Trust	Common Stock	1,200,000.00	3.86%
Edwin L. Holcomb Jr.	Common Stock	720,000.00	2.31%
Mark A. Agee	Common Stock	350,000.00	1.12%
Stephen A. Campbell and Sandra K. Campbell, Trustees of the Stephen A. Campbell and Sandra K. Campbell Living Trust dated July 23, 2019, and any amendments thereto	Common Stock	250,000.00	0.80%
	Total:	31,119,529.60	100.00%

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